Exhibit 10.17
LEASE AMENDMENT EIGHT
(Expansion/Co-Terminous)
     THIS LEASE AMENDMENT EIGHT (“Amendment”) is made as of the 28th day of November, 2006, between CMD Realty Investment Fund IV, L.P. (“Landlord”), an Illinois limited partnership, and InterContinentalExchange, Inc. (“Tenant”), a Delaware corporation.
     A. Landlord and Tenant are the current parties to that certain Office Lease (“Original Lease”) dated June 8, 2000, for space currently described as Suites 500 and 600 (collectively, “Premises”) in the building (“Building”) known as 2100 RiverEdge, located at 2100 RiverEdge Parkway, Atlanta, Georgia 30328 (“Property”), which lease has heretofore been amended by Lease Amendment One dated April 30, 2001, Lease Term Adjustment Confirmation Letter dated August 2, 2001, Lease Amendment Two dated March 6, 2003, Lease Amendment Three dated September 10, 2003, Lease Amendment Four dated June 4, 2004, Lease Amendment Five dated October 28, 2004, Lease Amendment Six dated October 12, 2005, Lease Amendment Seven dated May 12, 2006, and Lease Term Confirmation letter dated October 26, 2006 (collectively, and as amended herein, “Lease”).
     B. The parties mutually desire to amend the Lease on the terms hereof.
     NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows.
     1. Additional Premises. The space currently known as Suite 650 (“Additional Premises”), the approximate location of which is shown on Exhibit A hereto on the sixth (6th) floor of the Building, and which shall be deemed to contain 5,970 square feet of rentable area for purposes hereof, shall be added to and become a part of the Premises commencing on the earlier to occur of (i) Tenant’s occupancy of the Additional Premises for business purposes, or (ii) April 1, 2007 (“Additional Premises Commencement Date”) and continuing co-terminously with the expiration date under the Lease (“Lease Expiration Date”), as the same may be extended from time to time, subject to the terms herein. The Additional Premises Commencement Date and Lease Expiration Date shall be subject to adjustment and confirmation to the extent further described below.

***	Certain information in this agreement has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     2. Base Rent For Additional Premises. Tenant shall pay monthly base rent for the Additional Premises as provided below and otherwise as provided in the Lease:

Additional
Premises
Period	Monthly Base Rent
Additional Premises Commencement Date — May 31, 2007	[***]
June 1, 2007 — May 31, 2008	[***]
June 1, 2008 — May 31, 2009	[***]
June 1, 2009 — May 31, 2010	[***]
June 1, 2010 — May 31, 2011	[***]
June 1, 2011 — Lease Expiration Date	[***]
     3. Expenses and Taxes. Commencing on the Additional Premises Commencement Date: (a) Tenant shall pay Tenant’s Share for the Additional Premises of increases in Taxes and Expenses over the respective amounts for the year 2006, and as otherwise provided in the Lease, and (b) “Tenant’s Share” for the Additional Premises shall be two and 24/100 percent (2.24%), for purposes hereof.
     4. Prorations; Consolidated or Separate Billings. If the Additional Premises Commencement Date does not occur at the beginning of an applicable payment period under the Lease, Landlord shall reasonably pro rate Tenant’s payment obligations on a per diem basis. The Base Rent, Expenses, Taxes, and all other rentals and charges respecting the Additional Premises are sometimes herein called “Additional Premises Rent”. Landlord may compute and bill Additional Premises Rent (or components thereof) separately or treat the Additional Premises and Premises as one unit for computation and billing purposes.
     5. Other Terms; Remaining Right of Offer. Commencing on the Additional Premises Commencement Date, the Additional Premises shall be added to, and become part of, the Premises under the Lease, and all applicable provisions then or thereafter in effect under the Lease shall also apply to the Additional Premises (including, without limitation, the Extension Option pursuant to Exhibit D attached to Lease Amendment Seven), except as provided to the contrary herein. The Additional Premises hereunder together with the Additional Premises pursuant to Lease Amendment Seven comprise the entire rentable area of the 6th floor of the Building; therefore, Tenant’s Right of Offer pursuant to Exhibit E attached to Lease Amendment Seven shall hereafter apply only to all fourth (4th) floor space in the Building.

***	Confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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     6. Condition of Additional Premises. Tenant has inspected, or had an opportunity to inspect, the Additional Premises (and portions of the Property, Systems and Equipment providing access to or serving the Additional Premises), and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform or pay for any alterations, repairs or improvements, except as may be expressly provided under this Lease. Tenant shall, at its option, perform certain Work to the Additional Premises, and Landlord shall provide an Allowance therefor, as further described in Exhibit B attached hereto. Notwithstanding the foregoing to the contrary, Landlord hereby represents that to Landlord’s actual knowledge as of the date of this Amendment (i) the Building standard mechanical, electrical, plumbing, sprinkler and HVAC equipment servicing the Additional Premises are in good working order, and (ii) there are no current material violations of Laws affecting Tenant’s use of the Additional Premises. “Landlord’s actual knowledge” herein means the actual knowledge of the Asset Manager for the management company for the Property.
     7. Early Access; Possession Date; Date; Confirmation of Dates. Landlord shall permit Tenant to enter the Additional Premises on the day immediately following mutual execution and delivery of this Amendment (“Possession Date”) but Tenant shall with respect to the Additional Premises have no obligation to pay Landlord the Additional Premises Rent (consisting of Base Rent, Taxes and Expenses) for such period prior to the Additional Premises Commencement Date (as defined in Section 1 above). During any period that Tenant shall enter the Additional Premises prior to the Additional Premises Commencement Date to perform Work under Exhibit B hereto, or to install telecommunications and computer cabling, equipment and furniture, Tenant shall comply with all terms and provisions of the Lease, except that the Additional Premises Commencement Date shall not occur based on such early possession for such purposes. The Additional Premises Commencement Date shall be the earlier to occur of (i) Tenant’s occupancy of the Additional Premises for business purposes, or (ii) April 1, 2007. Landlord and Tenant shall execute a confirmation of any dates herein in such form as Landlord may reasonably request; any failure to respond within thirty (30) days after Landlord provides such written confirmation shall be deemed an acceptance of the dates set forth in Landlord’s confirmation. If Tenant disagrees with Landlord’s determination of such dates, Tenant shall pay Additional Premises Rent and perform all other obligations commencing and ending on the dates determined by Landlord, subject to refund or credit against Additional Premises Rent when the matter is resolved.
     8. Real Estate Brokers. Landlord and Tenant hereby: (a) mutually represent to each other that they have dealt only with CB Richard Ellis, Inc. (representing Tenant) and PM Realty Group (representing Landlord) as broker, salesperson, agent or finder in connection with this Amendment (and to whom Landlord shall pay a commission pursuant to separate written agreement), and (b) mutually agree to defend, indemnify and hold each other harmless from and against all liabilities and expenses (including reasonable attorneys’ and expert witness fees, and court costs) arising from any breach of their respective foregoing representations.
     9. Offer. The submission and negotiation of this Amendment shall not be deemed an offer to enter into the same by Landlord. This Amendment shall not be binding on Landlord unless and until fully signed and delivered by both parties. Tenant’s execution of this Amendment constitutes a firm offer to enter into the same which may not be withdrawn for a

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period of thirty (30) days after delivery to Landlord. During such period, Landlord may proceed in reliance thereon, but such acts shall not be deemed an acceptance.
     10. Whole Amendment; Full Force and Effect; Conflicts. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As amended herein, the Lease shall remain in full force and effect. In case of any inconsistency between the provisions of the Lease and this Amendment, the latter provisions shall govern.
     11. Interpretation. This Amendment shall be interpreted in a reasonable manner in conjunction with the Lease. If an Exhibit is attached to this Amendment, the term “Lease” therein shall refer to this Amendment or the Lease as amended, and terms such as “Commencement Date” and “Lease Term” shall refer to analogous terms in this Amendment, all as the context expressly provides or reasonably implies. Unless expressly provided to the contrary herein: (a) any terms defined herein shall have the meanings ascribed herein when used as capitalized terms in other provisions hereof, (b) capitalized terms not otherwise defined herein shall have the meanings, if any, ascribed thereto in the Lease, and (c) non-capitalized undefined terms herein shall be interpreted broadly and reasonably to refer to terms contained in the Lease which have a similar meaning, and as such terms may be further defined therein.
     12. Authority. Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANDLORD:	CMD Realty Investment Fund IV, L.P. [SEAL] an Illinois limited partnership

	By:	CMD/Fund IV GP Investments, L.P.,
an Illinois limited partnership, its general partner

	By:	CMD REIM IV, Inc.,
an Illinois corporation, its general partner

	By:	CMD Realty Investors,
an Illinois general partnership, as agent

/s/ Joseph J. Bowar
Joseph J. Bowar
Senior Vice President

TENANT:	IntercontinentalExchange, Inc. [SEAL] a Delaware corporation
/s/ Jeffrey C. Sprecher
Jeffrey C. Sprecher
Chairman and Chief Executive Officer

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EXHIBIT A
FLOOR PLATE SHOWING ADDITIONAL PREMISES

A-1

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EXHIBIT B	CMD 108C (3/04)
Minor/Moderate Work
WORK LETTER	Tenant Performance/Allowance
     This Exhibit is a “Work Letter” to the foregoing document (referred to herein for convenience as the “Lease Document”).
     I. Basic Arrangement
     a. Tenant to Arrange for Work. Tenant desires to engage one or more contractors to perform certain improvements (the “Work,” as further defined in Section VI) to or for the Premises under the Lease Document. Tenant shall arrange for the Work to be planned and performed in accordance with the provisions of this Exhibit and applicable provisions of the Lease Document. Tenant shall pay when due all costs for or related to the Plans and Work whatsoever (“Costs of the Work”), and Landlord shall reimburse certain such costs up to the Allowance, as further described below.
     b. Allowance. Landlord shall provide up to [***] (the “Allowance”) towards the Costs of the Work relating to permanent leasehold improvements (provided the portion of the Allowance available for the Plans shall be limited to five percent (5%), and shall exclude planning for furniture, trade fixtures and business equipment). Tenant shall pay Landlord’s reasonable out-of-pocket costs, if any, for architectural and engineering review of the Plans and any Engineering Report, and all revisions thereof. The foregoing items may be charged against the Allowance, and if the Allowance shall be insufficient, Tenant shall pay Landlord for such amounts as additional Rent within fifteen (15) days after billing. Notwithstanding anything to the contrary contained herein, any personal property, trade fixtures or business equipment, including, but not limited to, modular or other furniture, and cabling for communications or computer systems, whether or not shown on the Approved Plans, shall be provided by Tenant, at Tenant’s sole cost, and the Allowance shall not be used for such purposes. In the event that Landlord fails to timely pay the Allowance in accordance with this Section I.b. and such failure continues for more than five (5) business days following receipt of written notice from Tenant of such failure, then the unpaid amount of the Allowance shall accrue interest from the due date at the Default Rate until payment is received by Landlord.
     c. Funding and Disbursement. Landlord shall fund and disburse the Allowance within thirty (30) days after the Work has been completed in accordance with the Approved Plans in accordance with the provisions hereof, and Tenant has submitted all invoices, architect’s certificates, a Tenant’s affidavit, complete unconditional lien waivers and affidavits of payment by all Tenant’s Contractors, and such other evidence as Landlord may reasonably require that the cost of the Work has been paid and that no architect’s, mechanic’s, materialmen’s or other such liens have been or may be filed against the Property or the Premises arising out of the design or performance of such Work. Landlord may issue checks to fund the Allowance jointly or

***	Confidential information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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separately to Tenant, its general contractor, and any other of Tenant’s Contractors. If Tenant does not use the entire Allowance for the purposes permitted herein, or does not submit the foregoing documentation to Landlord, within nine (9) months after the Commencement Date, then Landlord shall be entitled to the savings and Tenant shall receive no credit therefor.
     II. Planning. The term “Plans” herein means a “Space Plan,” as the same may be superseded by any “Construction Drawings,” prepared and approved pursuant to this Section (and as such terms are further defined in Section VI). In the event of any inconsistency between the Space Plan and Construction Drawings, or revisions thereto, as modified to obtain permits, the latest such item approved by Landlord shall control. The term “Approved Plans” herein means the Plans (and any revisions thereof) as approved by Landlord in writing in accordance with this Section.
     a. Tenant’s Planners. Tenant shall engage a qualified, licensed architect (“Architect”), subject to Landlord’s prior written approval. To the extent required by Landlord or appropriate in connection with preparing the Plans, Tenant shall also engage one or more qualified, licensed engineering firms, e.g. mechanical, electrical, plumbing, structural and/or HVAC (“Engineers”), all of whom shall be designated or approved by Landlord in writing. The term “Tenant’s Planners” herein shall refer collectively or individually, as the context requires, to the Architect or Engineers engaged by Tenant, and approved or designated by Landlord in writing in accordance with this Exhibit.
     Notwithstanding anything contained herein to the contrary, Tenant agrees to engage Peacock Architects to prepare the Construction Drawings (as defined below).
     b. Space Plan and Construction Drawings. Tenant shall promptly hereafter cause the Architect to submit three (3) sets of a “Space Plan” (as defined in Section VI) to Landlord for approval. Landlord shall, within ten (10) working days after receipt thereof, either approve said Space Plan, or disapprove the same advising Tenant of the reasons for such disapproval. In the event Landlord disapproves said Space Plan, Tenant shall modify the same, taking into account the reasons given by Landlord for said disapproval, and shall submit three (3) sets of the revised Space Plan to Landlord. Landlord shall review or comment on all revised plans and drawings (that have been approved by Tenant and are re-submitted to Landlord for approval) within five (5) business days after receipt of same. If Landlord provides comments to a revised Space Plan, then the process outlined above shall continue with all subsequent review and comment periods of Landlord being limited to five (5) business days (it being understood that Landlord shall be entitled to comment solely on the revised portions of such plan or drawing, unless the revisions affect any other portion of the plan or drawing or unless Landlord discovers a previously undetected material error in another portion of the plan or drawing). To the extent required by Landlord or the nature of the Work and as further described in Section VI, Tenant shall, after Landlord’s approval of the Space Plan: (i) cause the Architect to submit to Landlord for approval “Construction Drawings” (including, as further described in Section VI below, sealed mechanical, electrical and plumbing plans prepared by a qualified, licensed Engineer approved or designated by Landlord), and (ii) cause the Engineers to submit for Landlord’s approval a

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report (the “Engineering Report”) indicating any special heating, cooling, ventilation, electrical, heavy load or other special or unusual requirements of Tenant, including calculations. Landlord shall, within fifteen (15) working days after receipt thereof (or such longer time as may be reasonably required in order to obtain any additional architectural, engineering or HVAC report or due to other special or unusual features of the Work or Plans), either approve the Construction Drawings and Engineering Report, or disapprove the same advising Tenant of the reasons for disapproval. If Landlord disapproves of the Construction Drawings or Engineering Report, Tenant shall modify and submit revised Construction Drawings, and a revised Engineering Report, taking into account the reasons given by Landlord for disapproval. . Landlord shall review or comment on all revised Construction Drawings and revised Engineering Report (that have been approved by Tenant and are re-submitted to Landlord for approval) within five (5) business days after receipt of same. If Landlord provides comments to revised Construction Drawings or revised Engineering Report, then the process outlined above shall continue with all subsequent review and comment periods of Landlord being limited to five (5) business days (it being understood that Landlord shall be entitled to comment solely on the revised portions of such revised Construction Drawings or revised Engineering Report, unless the revisions affect any other portion of the revised Construction Drawings or revised Engineering Report or unless Landlord discovers a previously undetected material error in another portion of the revised Construction Drawings or revised Engineering Report). The Construction Drawings shall include a usable computer aided design (CAD) file.
     c. Tenant’s Planning Responsibility and Landlord’s Approval. Tenant has sole responsibility to provide all information concerning its space requirements to Tenant’s Planners, to cause Tenant’s Planners to prepare the Plans, and to obtain Landlord’s final approval thereof (including all revisions). Tenant and Tenant’s Planners shall perform independent verifications of all field conditions, dimensions and other such matters), and Landlord shall have no liability for any errors, omissions or other deficiencies therein. Landlord shall not unreasonably withhold, condition or delay approval of any Plans or Engineering Report submitted hereunder, if they provide for a customary office layout, with finishes and materials generally conforming to building standard finishes and materials currently being used by Landlord at the Property, are compatible with the Property’s shell and core construction, and if no modifications will be required for the Property electrical, heating, air-conditioning, ventilation, plumbing, fire protection, life safety, or other systems or equipment, and will not require any structural modifications to the Property, whether required by heavy loads or otherwise, and will not create any potentially dangerous conditions, potentially violate any codes or other governmental requirements, potentially interfere with any other occupant’s use of its premises, or potentially increase the cost of operating the Property.
     d. Governmental Approval of Plans; Building Permits. Tenant shall cause Tenant’s Contractors (as defined in Section III) to apply for any building permits, inspections and occupancy certificates required for or in connection with the Work. If the Plans must be revised in order to obtain such building permits, Tenant shall promptly notify Landlord, promptly arrange for the Plans to be revised to satisfy the building permit requirements, and shall submit the revised Plans to Landlord for approval as a Change Order under Paragraph e below. Landlord shall have no obligation to apply for any zoning, parking or sign code amendments,

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approvals, permits or variances, or any other governmental approval, permit or action. If any such other matters are required, Tenant shall promptly seek to satisfy such requirements (if Landlord first approves in writing), or shall revise the Plans to eliminate such requirements and submit such revised Plans to Landlord for approval in the manner described above. Upon request, at no cost to Landlord, Landlord shall (if Landlord has approved same as provided above) assist Tenant in obtaining all such permits and other items.
     e. Changes After Plans Are Approved. If Tenant shall desire, or any governmental body shall require, any changes, alterations, or additions to the Approved Plans, Tenant shall submit a detailed written request or revised Plans (the “Change Order”) to Landlord for approval, which written request or revised Plans shall be reviewed by Landlord in the manner provided for in Section II.b. above. If reasonable and practicable and generally consistent with the Plans theretofore approved, Landlord shall not unreasonably withhold, condition or delay its approval. All costs in connection therewith, including, without limitation, construction costs, permit fees, and any additional plans, drawings and engineering reports or other studies or tests, or revisions of such existing items, shall be included in the Costs of the Work under Section VI. In the event that the Premises are not constructed in substantial accordance with the Approved Plans, Tenant shall not be permitted to occupy the Premises until the Premises reasonably comply in all respects therewith; in such case, the Rent shall nevertheless commence to accrue and be payable as otherwise provided in the Lease Document.
     III. Contractors and Contracts. Tenant shall engage to perform the Work such contractors, subcontractors and suppliers (“Tenant’s Contractors”) as Landlord customarily engages or recommends for use at the Property; provided, Tenant may substitute other licensed, bonded, reputable and qualified parties capable of performing quality workmanship who have good labor relations and will be able to work in harmony with each other and those of Landlord and other occupants of the Property so as to ensure proper maintenance of good labor relationships, and in compliance with all applicable labor agreements existing between trade unions and the relevant chapter of the Association of General Contractors of America. Such substitutions may be made only with Landlord’s prior written approval. Such approval shall be granted, subject to specified reasonable conditions, or denied within ten (10) working days after Landlord receives from Tenant a written request for such substitution, containing a reasonable description of the proposed party’s background, finances, references, qualifications, and other such information as Landlord may request. For Work involving any mechanical, electrical, plumbing, structural, demolition or HVAC matters, or any Work required to be performed outside the Premises or involving Tenant’s entrance, Landlord may require that Tenant select Tenant’s Contractors from a list of such contractors.
     IV. Performance of Work
     a. Conditions to Commencing Work. Before commencing any Work, Tenant shall: (i) obtain Landlord’s written approval of Tenant’s Planners and the Plans, as described in Section II, (ii) obtain and post all necessary governmental approvals and permits as described in Section II, and provide copies thereof to Landlord, (iii) obtain Landlord’s written approval of Tenant’s

CMD 125 (12/99)
Contractors, and provide Landlord with copies of the contracts as described in Section III, and (iv) provide evidence of insurance to Landlord as required under the Lease Document.
     b. Compliance and Standards. Tenant shall cause the Work to comply in all respects with the following: (i) the Approved Plans, (ii) the Property Code of the City and State in which the Property is located and Federal, State, County, City or other laws, codes, ordinances, rules, regulations and guidance, as each may apply according to the rulings of the controlling public official, agent or other such person, (iii) applicable standards of the National Board of Fire Underwriters (or successor organization) and National Electrical Code, (iv) applicable manufacturer’s specifications, and (v) any work rules and regulations as Landlord or its agent may have adopted for the Property, including any Rules attached as an Exhibit to the Lease Document. Tenant shall use only new, first-class materials in the Work, except where explicitly shown in the Approved Plans. Tenant’s Work shall be performed in a thoroughly safe, first-class and workmanlike manner, and shall be in good and usable condition at the date of completion. In case of inconsistency, the requirement with the highest standard protecting or favoring Landlord shall govern.
     c. Property Operations, Dirt, Debris, Noise and Labor Harmony. Tenant and Tenant’s Contractors shall make all efforts and take all proper steps to assure that all construction activities do not interfere with the operation of the Property or with other occupants of the Property. Tenant’s Work shall be coordinated under Landlord’s direction with any other work and other activities being performed for or by other occupants in the Property so that Tenant’s Work will not interfere with or delay the completion of any other work or activity in the Property. Construction equipment and materials are to be kept within the Premises, and delivery and loading of equipment and materials shall be done at the Building loading dock and freight elevator, at such time as Landlord shall direct so as not to burden the construction or operation of the Property. Tenant’s Contractors shall comply with any work rules of the Property and Landlord’s requirements respecting the hours of availability of elevators and manner of handling materials, equipment and debris. Demolition must be performed before 7:00 a.m. or after 6:00 p.m. and on weekends, or as otherwise required by Landlord or the work rules for the Property. Construction which creates noise, odors or other matters that may bother other occupants may be rescheduled by Landlord at Landlord’s sole discretion. Delivery of materials, equipment and removal of debris must be arranged to avoid any inconvenience or annoyance to other occupants. The Work and all cleaning in the Premises must be controlled to prevent dirt, dust or other matter from infiltrating into adjacent occupant, common or mechanical areas. Tenant shall conduct its labor relations and relations with Tenant’s Planners and Contractors, employees, agents and other such parties so as to avoid strikes, picketing, and boycotts of, on or about the Premises or Property. If any employees of the foregoing parties strike, or if picket lines or boycotts or other visible activities objectionable to Landlord are established, conducted or carried out against Tenant or such parties in or about the Premises or Property, Tenant shall immediately close the Premises and remove or cause to be removed all such parties until the dispute has been settled.
     d. Removal of Debris. Tenant’s Contractors shall be required to remove from the Premises and dispose of, at least once a day and more frequently as Landlord may direct, all debris and rubbish caused by or resulting from the Work, and shall not place debris in the

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Property’s waste containers. Tenant shall be permitted to place a trash dumpster at the Building loading dock. If required by Landlord, Tenant shall sort and separate its waste and debris for recycling and/or environmental law compliance purposes. Upon completion of Tenant’s Work, Tenant’s Contractors shall remove all surplus materials, debris and rubbish of whatever kind remaining within the Property which has been brought in or created by Tenant’s Contractors in the performance of Tenant’s Work. If any of Tenant’s Contractors shall neglect, refuse or fail to remove any such debris, rubbish, surplus material or temporary structures within 48 hours after notice to Tenant from Landlord with respect thereto, Landlord may cause the same to be removed by contract or otherwise as Landlord may determine expedient, and charge the cost thereof to Tenant as additional Rent under the Lease Document.
     e. Completion and General Requirements. Tenant shall use commercially reasonable efforts to cause Tenant’s Planners to prepare the Approved Plans, and to cause Tenant’s Contractors to obtain permits or other approvals, diligently commence and prosecute the Work to completion, and obtain any inspections and occupancy certificates for Tenant’s occupancy of the Premises by the Additional Premises Commencement Date set forth in the Lease Document. Any delays in the foregoing shall not serve to abate or extend the time for the Additional Premises Commencement Date or commencement of Rent under the Lease Document, except to the extent of the following, provided substantial completion of the Work and Tenant’s ability to reasonably use the Premises by the Additional Premises Commencement Date (or by such later date when Tenant would otherwise have substantially completed the Work) is actually delayed thereby: (i) one (1) day for each day that Landlord delays approvals required hereunder beyond the times permitted herein without good cause, and (ii) any delay in the Work caused by fire or other casualty damage, war or civil disorder, strikes, lockouts, labor troubles, inability to procure labor or materials or reasonable substitutes or other events outside of Tenant’s reasonable control (excluding delays resulting from changes in economic or market conditions, or financial or internal problems of Tenant and excluding delays by the City of Sandy Springs in processing building permits), collectively, “Force Majeure”, which shall delay the Additional Premises Commencement Date on a day-for-day basis. Force Majeure shall apply only so long as Tenant uses commercially reasonable diligence and good faith efforts to end the delay, and keeps Landlord reasonably advised of such efforts. Tenant shall impose on and enforce all applicable terms of this Exhibit against Tenant’s Planners and Tenant’s Contractors. Landlord may impose reasonable additional requirements from time to time in order to ensure that the Work, and the construction thereof does not disturb or interfere with any other occupants of the Property, or their visitors, contractors or agents, nor interfere with the efficient, safe and secure operation of the Property. Tenant shall notify Landlord upon completion of the Work (and record any notice of completion contemplated by law). To the extent reasonably appropriate based on the nature of the Work, Tenant shall provide Landlord with “as built” drawings no later than thirty (30) days after completion of the Work.
     f. Landlord’s Role and Rights. The parties acknowledge that neither Landlord nor its managing agent is an architect or engineer, and that the Work will be designed and performed by independent architects, engineers and Tenant’s Contractors engaged by Tenant. Landlord and its managing agent shall have no responsibility for construction means, methods or techniques or safety precautions in connection with the Work, and do not guarantee that the Plans or Work will

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be free from errors, omissions or defects, and shall have no liability therefor. Landlord’s approval of Tenant’s Plans and contracts, and Landlord’s designations, lists, recommendations or approvals concerning Tenant’s Planners and Contractors shall not be deemed a warranty as to the quality or adequacy thereof or of the Plans or the Work, or the design thereof, or of its compliance with laws, codes and other legal requirements. Tenant shall permit access to the Premises, and inspection of the Work, by Landlord and Landlord’s architects, engineers, contractors and other representatives, at all times during the period in which the Work is being planned, constructed and installed and following completion of the Work. Landlord shall have the right, but not the obligation, to order Tenant or any of Tenant’s Contractors who violate the requirements imposed on Tenant or Tenant’s Contractors in performing the Work to cease the Work and remove its equipment and employees from the Property.
     V. HVAC Balancing. As a final part of the Work, Tenant shall cause its contractor to perform air balancing tests and adjustments on all areas of the Premises served by the air handling system that serves the areas in which the Work is performed (including any original space and any additional space being added to the Premises in connection herewith). Landlord shall not be responsible for any disturbance or deficiency created in the air conditioning or other mechanical, electrical or structural facilities within the Property or Premises as a result of the Work. If such disturbances or deficiencies result, and Tenant’s contractor does not properly correct the same, Landlord reserves the right, after fifteen (15) days notice to Tenant, to correct the same and restore the services to Landlord’s reasonable satisfaction, at Tenant’s reasonable expense.
     VI. Certain Definitions
     a. “Space Plan” herein means, to the extent required by the nature of the Work, detailed plans (including any so-called “pricing plans”), including a fully dimensioned floor plan and drawn to scale, showing: (i) demising walls, interior walls and other partitions, including type of wall or partition and height, and any demolition or relocation of walls, and details of space occupancy and density, (ii) doors and other openings in such walls or partitions, including type of door and hardware, (iii) electrical and computer outlets, circuits and anticipated usage therefor, (iv) any special purpose rooms, any sinks or other plumbing facilities, heavy items, and any other special electrical, HVAC or other facilities or requirements, including all special loading and related calculations, (v) any space planning considerations to comply with fire or other codes or other governmental or legal requirements, (vi) finish selections, and (vii) any other details or features requested by Architect, Engineer or Landlord, or otherwise required, in order for the Space Plan to serve as a basis for Landlord to approve the Work, and for Tenant to contract and obtain permits for the Work, or for the Space Plan to serve as a basis for preparing Construction Drawings.
     b. “Construction Drawings” herein means, to the extent required by the nature of the Work, fully dimensioned architectural construction drawings and specifications, and any required engineering drawings, specifications and calculations (including mechanical, electrical, plumbing, structural, air-conditioning, ventilation and heating), and shall include any applicable items described above for the Space Plan, and any other details or features requested by

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Architect, Engineer or Landlord in order for the Construction Drawings to serve as a basis for Landlord to approve the Work, and for Tenant to contract and obtain permits for the Work.
     c. “Work” herein means: (i) the improvements and items of work shown on the final Approved Plans (including changes thereto), and (ii) any preparation or other work required in connection therewith, including without limitation, structural or mechanical work, additional HVAC equipment or sprinkler heads, or modifications to any building mechanical, electrical, plumbing or other systems and equipment or relocation of any existing sprinkler heads, either within or outside the Premises required as a result of the layout, design, or construction of the Work or in order to extend any mechanical distribution, fire protection or other systems from existing points of distribution or connection, or in order to obtain building permits for the work to be performed within the Premises (unless Landlord requires that the Plans be revised to eliminate the necessity for such work).
     VII. Miscellaneous. If this Work Letter is attached as an Exhibit to an amendment to an existing lease (“Original Lease”), whether such amendment adds space, relocates the Premises or makes any other modifications, the term “Lease Document” herein shall refer to such amendment, or the Original Lease as amended, as the context implies. By way of example, in such case, references to the “Premises” and “Commencement Date” herein shall refer, respectively, to such additional or relocated space and the effective date for delivery thereof under such amendment, unless expressly provided to the contrary herein. Capitalized terms not otherwise defined herein shall have the meanings, if any, ascribed thereto in the Lease Document. This Exhibit is intended to supplement and be subject to the provisions of the Lease Document, including, without limitation, those provisions requiring that any modification or amendment be in writing and signed by authorized representatives of both parties. The rights granted in this Exhibit are personal to Tenant as named in the Lease Document, and are intended to be performed for such Tenant’s occupancy of the Premises. Under no circumstance whatsoever shall any assignee or subtenant have any rights under this Exhibit. Any remaining obligations of Landlord under this Exhibit not theretofore performed shall concurrently terminate and become null and void if Tenant subleases or assigns the Lease Document with respect to all or any portion of the Premises, or seeks or proposes to do so (or requests Landlord’s consent to do so), or if Tenant or any current or proposed affiliate thereof issues any written statement indicating that Tenant will no longer move its business into, or that Tenant will vacate and discontinue its business from, the Premises or any material portion thereof. Any termination of Landlord’s obligations under this Exhibit pursuant to the foregoing provisions shall not serve to terminate or modify any of Tenant’s obligations under the Lease Document. In addition, notwithstanding anything to the contrary contained herein, Landlord’s obligations under this Exhibit, including obligations to perform any work, or provide any Allowance or rent credit, shall be subject to the condition that Tenant shall have faithfully complied with the Lease, and shall not have committed a material violation under the Lease by the time that Landlord is required to perform such work or provide such Allowance or rent credit.

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